SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 27, 2005

Adolor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30039	31-1429198
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Pennsylvania Drive, Exton, PA	19341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 595-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 27, 2005 at the UBS Global Life Sciences Conference in New York City, Adolor Corporation (the “Company”) announced highlights from a meeting with the Food and Drug Administration (FDA) on the Company’s New Drug Application (NDA) for Entereg® (alvimopan) capsules for the management of postoperative ileus (POI). The Company had requested, and was granted, the meeting with the FDA following the receipt of an approvable letter for the NDA for Entereg in POI following bowel resection surgery from the FDA in July 2005.

David M. Madden, the Company’s interim president and chief executive officer, reported that the ongoing Study 14CL314 design represented an adequate and well-controlled study, the results of which could potentially provide the additional proof of efficacy requested by the FDA in the approvable letter. The FDA confirmed that the G.I.2 endpoint, time to recovery of gastrointestinal (G.I.) function defined as the last to occur of upper G.I. recovery (solid food) and lower G.I. recovery (bowel movement), was acceptable as the primary endpoint of the study. Mr. Madden reported that, as with the Company’s previous studies, the hazard ratio will be the measure used to determine statistical significance.

While G.I.3, time to recovery of gastrointestinal (G.I.) function defined as the last to occur of upper G.I. recovery (solid food) and lower G.I. recovery (first flatus or first bowel movement), is the primary endpoint for pivotal studies in the Company’s NDA, G.I.2 has been measured in each study. The data for the effect on time to G.I.2 recovery for bowel resection patients (MITT population) for the 12 mg dose of Entereg as an additional analysis was also presented: in Study 302, the hazard ratio was 1.4 and the P-value 0.029; in Study 308, the hazard ratio was 1.365 and the P-value 0.017; in Study 313, the hazard ratio was 1.625 and the P-value <0.001; and in Study 001, the hazard ratio was 1.299 and the P-value 0.008.

Mr. Madden reported that the target for completion of enrollment for Study 314 is December 2005, for reporting top-line results is March of 2006 and for submission of a Complete Response to FDA is June 2006.

This report, and oral statements made with respect to information contained in this report, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not obtain FDA approval for the new drug application (NDA) for Entereg(R) in postoperative ileus (POI), whether due to the risk that: Adolor is not be able to provide additional data satisfactory to the FDA to obtain approval for the NDA; the results of Study 314 are not positive; Adolor is not able to justify that the median reduction in time to gastrointestinal (GI) recovery seen in bowel resection patients treated with Entereg(R) is clinically meaningful; the adequacy of the results of the Studies 14CL302, 14CL306, 14CL308 and 14CL313 to support FDA approval of Entereg(R), the results from other clinical trials of Entereg(R), including the GlaxoSmithKline Phase 3 Study 001, the adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, adverse safety findings or otherwise; the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308 and 14CL313 and may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety or that there were human errors in the conduct of the studies or otherwise; the risk that the targets for completion of enrollment for Study 314, reporting topline results and submission of a Complete Response are not met; the risk that further studies of Entereg(R) in OBD are not positive; the risk that the results of Study 001 do not support a submission of a marketing approval application for alvimopan in Europe; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline in connection with the development and commercialization of Entereg(R); market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings, which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADOLOR CORPORATION

By:	/s/ Michael R. Dougherty
Name:	Michael R. Dougherty
Title:	Senior Vice President, Chief Operating Officer and Chief Financial Officer

Dated: September 27, 2005